Exhibit 23.1

March 28, 2007

Mr. Lane Hamm
Chief Financial Officer
Orion Ethanol, Inc.
301 South Main Street
Pratt, Kansas 67124

Enclosed are two manually signed copies of our Consent of Independent Auditor’s for inclusion in the Company’s registration statement on Form S-8. We consent to the inclusion of such as of the date of this letter.

Respectfully,

Kenny Grace, Partner

Enclosures

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement for the 2006 Equity Incentive Plan on Form S-8 of Orion Ethanol, Inc. of our reports (Gateway Holdco, LLC and Orion Development, LLC) dated July 20, 2006, which reports appear in the August 29, 2006 current report on Form 8-K of RTO Holdings, Inc. and our report dated March 19, 2007, which appears in the December 31, 2006 annual report on Form 10KSB of Orion Ethanol, Inc.

Hein & Associates LLP
Certified Public Accountants
Houston, Texas

March 28, 2007